EXHIBIT 99.1
For Immediate Release
WSI Industries Announces Major Plant Expansion

August 1, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today announced a major expansion to their Monticello, MN facility due to continued strong demand for their contract manufacturing services and to accommodate for future business growth. The planned 47,000 square foot expansion will double the existing manufacturing space with construction beginning in August 2012. They anticipate the expansion to be completed and available for utilization near the beginning of the 2013 calendar year.  Funding for the expansion will be from available cash and debt. They anticipate that the construction work will have a minimal impact on their current manufacturing processes.

Benjamin Rashleger, president and chief executive officer, commented: “This past quarter we announced we that we had achieved a decade high sales level, exceeding the previous year’s quarter by 45%. Over the past three fiscal years, WSI has experienced increasing sales with growth from $18.8M in fiscal 2010, to $25.0M in fiscal 2011, to our current fiscal year, which ends on August 26th, 2012, where we expect to continue the growth and exceed $31.0M in sales. At the same time, we have increased our headcount from 54 employees in 2009 to our current headcount of 91 employees.” Rashleger continued: “With the success we’ve had in diversifying our business with new customers and markets, as well as our current customers’ increasing demands, we have begun to stretch the capacity of our current facility, and are in need of additional manufacturing space. This building addition will double our manufacturing space and capacity, and give us substantial room for continued growth of our business – with both our current and new customers. This expansion illustrates the confidence we have in our current customers and their future success, as well as our ability to continue to attract and obtain new business in the contract manufacturing market. We believe the additional space provided by the expansion will provide us the opportunity to also expand the capabilities and services we can offer to our customers, in addition to the added capacity, which will also help to drive the expansion of the business by attracting new customers and programs.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:
Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.